Exhibit 15
ACCOUNTANT’S ACKNOWLEDGMENT
We acknowledge the incorporation by reference in the Registration Statements on Forms S-3 (filed in October 2000 and March 2001) and on Form S-8 (filed in November 1997) of Penn Octane Corporation of our report dated November 16, 2007, which appears on page 3 of the quarterly report on Form 10-Q for the period ended September 30, 2007.

/s/ BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas
November 19, 2007